Exhibit 99.1

     Computer Programs and Systems, Inc. Announces Second Quarter Results;
         Company Declares Regular Quarterly Dividend of $0.12 Per Share

     MOBILE, Ala.--(BUSINESS WIRE)--July 22, 2004--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI):

     Highlights:

     --   Signed 13 new system installation contracts;

     -- Average new system installation contract size increased 44% over last quarter;

     -- Signed one full and five partial business office outsourcing contracts; and

     --   Declares regular quarterly dividend of $0.12 per share.

     Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2004.
     The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.12 (twelve cents) per share, payable August 27, 2004, to shareholders of record as of the close of business on August 6, 2004.
     David Dye, chief executive officer and president of CPSI, stated, "Based on the number and quality of our new hospital installation contracts signed in the second quarter, we believe that the quarter marked the beginning of a trend whereby community hospitals will be increasingly investing in CPSI's integrated information technology solutions in order to improve efficiency and provide their caregivers with a complete electronic patient record. As we began to observe in the first quarter, the number of hospitals in our sales pipeline that are actively pursuing the purchase of a new information technology system continues to increase."
     Total revenues for the second quarter ended June 30, 2004, decreased 4.5% to $19.0 million compared with total revenues of $19.9 million for the prior year period. Net income for the quarter ended June 30, 2004, decreased 20.8% to $1.7 million, or $0.16 per diluted share, compared with $2.1 million, or $0.20 per diluted share, for the quarter ended June 30, 2003. Cash provided from operations for the second quarter was $1.3 million compared with $2.6 million for the same period last year.
     Total revenues for the six months ended June 30, 2004, decreased 6.9% to $37.2 million compared with total revenues of $40.0 million for the prior year period. Net income for the first half of 2004 decreased 42.0% to $2.4 million, or $0.23 per diluted share, compared with $4.2 million, or $0.40 per diluted share, for the first half of 2003. Cash provided from operations for the six months ended June 30, 2004, was $4.6 million compared with $4.2 million for the same period last year.
     For the third quarter of 2004, the Company anticipates total revenues of $20.0 to $21.0 million and net income of approximately $1.8 to $2.0 million, or $0.17 to $0.19 per diluted share. CPSI's 12-month backlog as of June 30, 2004, was $64.9 million, consisting of $16.9 million in non-recurring system purchases and $48.0 million in recurring payments for support, outsourcing, ASP and ISP contracts.
     Mr. Dye continued, "We are excited about the prospects for growth in our outsourcing services revenue for the remainder of this year based on our contract signings in the first half of 2004. In particular, CPSI's business office outsourcing solutions continue to be well received, as evidenced by feedback we have received from several clients whom we have assisted in greatly reducing their days in accounts receivable."
     In closing, Mr. Dye added, "During the second quarter, we signed contracts with 13 new client hospitals, and, in doing so, our company achieved the significant milestone of adding its 500th hospital client. With an improving healthcare reimbursement environment and an ever increasing realization among politicians and providers that investment in information technology can improve the quality of patient care, we believe that CPSI remains well positioned to continue to increase its customer base and capitalize on our industry's growth trends for the remainder of 2004 and into 2005."

     A listen-only simulcast and replay of CPSI's second quarter conference call will be available on-line at www.cpsinet.com and www.fulldisclosure.com on July 23, 2004, beginning at 9:00 a.m. Eastern Time.

     About Computer Programs and Systems, Inc.

     CPSI is a leading provider of healthcare information solutions for community hospitals with over 500 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 650 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

     This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                                  Three Months Ended Six Months Ended
                                       June 30,          June 30,
                                   ----------------  ----------------
                                    2004     2003      2004     2003
                                   -------  -------  -------  -------
Sales revenues:
 System sales                       $7,686   $9,638  $14,790  $19,740
 Support and maintenance             9,309    8,451   18,564   16,749
 Outsourcing                         2,019    1,819    3,872    3,494
                                   -------  -------  -------  -------
  Total sales revenues              19,014   19,908   37,226   39,983

Cost of sales:
 System sales                        6,146    6,501   12,579   13,634
 Support and maintenance             4,113    4,017    8,257    7,928
 Outsourcing                         1,213    1,070    2,352    2,064
                                   -------  -------  -------  -------
  Total cost of sales               11,472   11,588   23,188   23,626
                                   -------  -------  -------  -------
  Gross profit                       7,542    8,320   14,038   16,357

Operating expenses:
 Sales and marketing                 1,445    1,668    2,729    3,036
 General and administrative          3,744    3,344    7,817    6,788
                                   -------  -------  -------  -------
  Total operating expenses           5,189    5,012   10,546    9,824
                                   -------  -------  -------  -------

  Operating income                   2,353    3,308    3,492    6,533
Interest income, net                    56       48      118       93
Other                                   70       18       79       57
                                   -------  -------  -------  -------
  Income before taxes                2,479    3,374    3,689    6,683
Provision for income taxes             807    1,262    1,262    2,500
                                   -------  -------  -------  -------
  Net income                        $1,672   $2,112   $2,427   $4,183
                                   =======  =======  =======  =======

Basic earnings per share             $0.16    $0.20    $0.23    $0.40
                                   =======  =======  =======  =======
Diluted earnings per share           $0.16    $0.20    $0.23    $0.40
                                   =======  =======  =======  =======

Weighted average
 shares outstanding:
  Basic                             10,490   10,488   10,490   10,488
  Diluted                           10,532   10,544   10,529   10,556


                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)
                                                    June 30,  Dec. 31,
                                                      2004      2003
                                                     -------  -------

                                ASSETS

Current assets:
 Cash and cash equivalents                           $10,972   $9,473
 Accounts receivable, net of allowance for doubtful
  accounts of $1,025 and $904 respectively            10,552   11,917
 Financing receivables, current portion                  987    1,113
 Inventory                                             1,233    1,102
 Deferred tax assets                                   1,072      973
 Prepaid expenses                                        274      364
 Prepaid income taxes                                   --        120
                                                     -------  -------
  Total current assets                                25,090   25,062

Financing receivables, long-term                       1,132      794
Property and equipment                                10,440    9,909
Accumulated depreciation                              (5,275)  (4,561)
                                                     -------  -------

  Total assets                                       $31,387  $31,204
                                                     =======  =======

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                     $1,078   $1,126
 Deferred revenue                                      1,620    1,634
 Accrued vacation                                      1,651    1,562
 Other accrued liabilities                               931    1,130
 Income taxes payable                                    420     --
                                                     -------  -------
  Total current liabilities                            5,700    5,452

Stockholders' equity:
 Common stock, par value $0.001 per share,
  30,000,000 shares authorized, 10,489,849
  shares issued and outstanding                           10       10
 Additional paid-in capital                            17290   17,290
 Deferred compensation                                  (149)    (174)
 Retained earnings                                     8,536    8,626
                                                     -------  -------
  Total stockholders' equity                          25,687   25,752
                                                     -------  -------

  Total liabilities and stockholders' equity         $31,387  $31,204
                                                     =======  =======


     CONTACT: Computer Programs and Systems Inc., Mobile
              M. Stephen Walker, 251-639-8100